Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-158388 of our reports dated March 12, 2009, relating to (1) the consolidated financial statements of Deltek, Inc. and its subsidiaries (which report expresses an unqualified opinion and contains an explanatory paragraph concerning the change in method of accounting for uncertain tax positions to conform to Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes) and (2) the effectiveness of Deltek, Inc. and its subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Deltek, Inc. and its subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia

April 28, 2009